Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Kirby Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule		Amount Registered (1)	Proposed Maximum Offering Price Per Share (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.10 per share	457	(h)	1,400,000	$66.13	$92,582,000	0.0000927	$8,582
Total Offering Amounts						$92,582,000		$8,582
Total Fee Offsets								$—
Net Fee Due								$8,582

(1)

Consists of 1,400,000 shares of common stock of Kirby Corporation (the “Company”), par value $0.10 per share (“Common Stock”), reserved for issuance to employees of the Company and its subsidiaries pursuant to the Kirby Corporation 2005 Stock and Incentive Plan, as amended (the “Plan”) as well as options and other rights to purchase or acquire shares of the Company’s Common Stock under the Plan. In addition, if, as a result of stock splits, stock dividends or similar transactions, the number of securities purported to be registered on this Registration Statement changes, the provisions of Rule 416 under the Securities Act of 1933, as amended, shall apply to this Registration Statement, and this Registration Statement shall be deemed to cover the additional securities resulting from the split of, or dividend on, the securities covered by this Registration Statement.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and 457(h) under the Securities Act of 1933, as amended. The offering price per share and aggregate offering price are based upon the average of the high and low prices reported on the New York Stock Exchange on May 26, 2022.